Exhibit 99.1
SYSCO REPORTS FOURTH QUARTER DILUTED EPS OF $0.57 AND
FISCAL YEAR 2010 DILUTED EPS OF $1.99
HOUSTON, August 16, 2010 — Sysco Corporation (NYSE: SYY) today announced financial results for its 14-week fourth quarter and 53-week fiscal year 2010 ended July 3, 2010. In fiscal 2009, the fourth quarter included 13 weeks and the year included 52 weeks.
Fourth Quarter Fiscal 2010 Highlights
•	Sales were $10.3 billion, an increase of 13.9% from $9.1 billion in the fourth quarter of fiscal 2009. When adjusted to a 13-week basis, sales in the fourth quarter of fiscal 2010 were up 5.8% compared to the prior year period, as discussed below under “Non-GAAP Reconciliations.”

•	Operating income was $584 million, an increase of 8.1% compared to $540 million in last year’s fourth quarter. When adjusted to a 13-week basis, operating income in the fourth quarter of fiscal 2010 increased 0.4% compared to the prior year period.

•	Diluted earnings per share (EPS) were $0.57, an increase of 7.5% compared to $0.53 in last year’s fourth quarter. When adjusted to a 13-week basis, diluted EPS in the fourth quarter of fiscal 2010 was flat compared to the prior year period.
Fiscal 2010 Highlights
•	Sales of $37.2 billion were 1.1% higher compared to $36.9 billion in the prior year. When adjusted to a 52-week basis, sales in fiscal 2010 declined 0.9% compared to the prior year.

•	Operating income was $2.0 billion, an increase of 5.5% compared to $1.9 billion in the prior year. When adjusted to a 52-week basis, operating income in fiscal 2010 increased 3.3% compared to the prior year period.

•	Diluted EPS was $1.99, an increase of 12.4% compared to $1.77 in the prior year. When adjusted to a 52-week basis, diluted EPS for fiscal 2010 increased 10.2% compared to the prior year period.
“I am pleased and appreciative of the solid financial results our associates produced this past year. Volume trends improved as the year progressed and we executed at a high level both in supporting our customers and improving productivity in all aspects of our business,” said Bill DeLaney, Sysco’s president and chief executive officer. “While the extent, pace and consistency of the economic recovery are not clear, the foundation of Sysco’s business is strong and we are well positioned to capitalize on opportunities that materialize as we move forward.”
Fourth Quarter Fiscal 2010 Summary
Sales for the fourth quarter were $10.3 billion, an increase of $1.3 billion, or 13.9% compared to the same period last year. When adjusted to a 13-week basis, sales in the fourth quarter of fiscal 2010 were up 5.8% compared to the prior year period primarily due to case volume growth and the impact of food cost inflation. Food cost inflation, as measured by the estimated change in Sysco’s product costs, was 2.2%, driven mainly by increased prices for dairy, meat and produce. In addition, the impact of changes in foreign exchange rates for the fourth quarter increased sales by 1.3%.
Operating expenses increased $175 million, or 14.4%, for the fourth quarter of fiscal 2010 compared to the prior year period. The increase was primarily due to the additional operating week in the current year period which increased expenses approximately $100 million, a $30 million unfavorable change related to Corporate Owned Life Insurance (COLI) and $29 million in higher incentive compensation. Headcount was 2.2% lower year-over-year at the end of the fourth quarter. When adjusted to a 13-week basis, operating expenses in the fourth quarter increased $76 million, or 6.2%, compared to the prior year period.
Operating income increased $44 million, or 8.1%, to $584 million during the fourth quarter. When adjusted to a 13-week basis, operating income in the fourth quarter of fiscal 2010 increased just 0.4% compared to the prior year period due to the unfavorable impacts from changes in the value of COLI and higher incentive compensation discussed above.
Net earnings for the fourth quarter were $338 million, an increase of $22 million, or 7.1%. Diluted EPS was $0.57, including an estimated $0.04 favorable impact from the extra week of operations during the quarter and a $0.02 negative impact from COLI. Diluted EPS in the prior year period was $0.53, which included a $0.03 positive impact from COLI.
Fiscal 2010 Summary
Sales for fiscal 2010 were $37.2 billion, up $0.4 billion, or 1.1% compared to the prior year. When adjusted to a 52-week basis, sales in fiscal 2010 declined 0.9% compared to the prior year primarily due to the impact of food cost deflation and a change in sales mix partially offset by a benefit from the change in foreign exchange rates. Food cost deflation, as measured by the estimated change in Sysco’s product costs, was 1.5%. The impact of changes in foreign exchange rates for the fiscal year increased sales by 0.9%. Sales from acquisitions (less than 12 months) increased sales by 0.5%.
Operating expenses declined $33 million, or 0.6%, in fiscal 2010 compared to fiscal 2009. The decrease in operating expenses was primarily a result of a $72 million reduction in fuel expense, a $65 million favorable change related to COLI; and a $40 million decline in bad debt expense. These decreases were partially offset by the additional week of operations in the current year which increased expenses approximately $100 million and a $37 million increase in company-sponsored pension expense. When adjusted to a 52-week basis, operating expenses in fiscal 2010 declined $132 million, or 2.6%, compared to fiscal 2009.
Operating income increased $104 million, or 5.5%, to $2.0 billion for the fiscal year. When adjusted to a 52-week basis, operating income in fiscal 2010 increased 3.3% compared to the prior year period due to the items discussed above.
Net earnings for fiscal 2010 were $1.2 billion, an increase of $124 million, or 11.7%, compared to the prior year. Diluted EPS was $1.99, aided by a $0.04 favorable impact from COLI, an estimated $0.04 favorable impact from the extra week of operations and a $0.05 tax benefit related to the company’s IRS settlement announced in the first quarter of fiscal 2010. Diluted EPS in the prior year period was $1.77 which included a $0.07 negative impact from COLI.
Cash Flow and Capital Spending
Cash flow from operations was $885 million for fiscal year 2010, which is net of $528 million in IRS settlement payments made during this period.
Capital expenditures totaled $157 million and $595 million for the fourth quarter and fiscal year, respectively. The primary areas for investment included facility replacements and expansions, technology, and additions and replacements to Sysco’s fleet. For the fiscal year 2011, the company projects capital expenditures will be in the range of $700 million to $750 million.
Conference Call & Webcast
Sysco’s fourth quarter 2010 earnings conference call will be held on Monday, August 16, 2010 at 10:00 a.m. Eastern. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
-more-

About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 180 distribution facilities serving approximately 400,000 customers. For the fiscal year 2010 that ended July 3, 2010 the company generated more than $37 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.
Forward-Looking Statements
Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding our ability to grow and take advantage of the economic recovery and our fiscal 2011 projections with respect to capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Factors impacting pension contributions include the possibility that our cash position could make it advantageous to make currently unanticipated early funding decisions. Factors affecting the net impact of the Business Transformation Project include the risk that the expected costs of the project in fiscal 2011 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. Sysco’s business and our ability to grow and take advantage of the economic recovery are subject to a number of additional risks, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, that initial signs of economic recovery may not prove long lasting, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project, the timing and successful completion of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 27, 2009 as filed with the Securities and Exchange Commission.
-more-

NON-GAAP RECONCILIATIONS (Unaudited)
Sysco Corporation and its Consolidated Subsidiaries
(In Thousands, Except for Share and Per Share Data)
Sysco’s fiscal year ends on the Saturday nearest to June 30th. This resulted in a 53-week year ending July 3, 2010 for fiscal 2010 and 52-week year ending June 27, 2009 for fiscal 2009. Because the fourth quarter of fiscal 2010 contained an additional week as compared to fiscal 2009, our Results of Operations for fiscal 2010 are not directly comparable to the prior year. Management believes that adjusting the fiscal 2010 Results of Operations for the estimated impact of the additional week provides more comparable financial results on a year-over-year basis. As a result, except as described with respect to diluted earnings per share in the table below, the metrics from the Results of Operations for fiscal 2010 presented in the table below are adjusted by one-fourteenth of the total metric for the fourth quarter. Failure to make these adjustments causes the year-over-year changes in certain metrics such as sales, operating expenses, operating income, net earnings and diluted earnings per share to be overstated, whereas in certain cases, a metric may actually have declined on a more comparable year-over-year basis. Set forth below is a reconciliation of actual results to adjusted results for the periods presented:
Sales:

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Sales	$37,243,495	$36,853,330	$10,348,477	$9,086,748
Less 1 week fourth quarter sales	739,177	—	739,177	—

Comparable sales using a 52/13-week basis	$36,504,318	$36,853,330	$9,609,300	$9,086,748

Actual year-over-year percentage increase	1.1%		13.9%
Adjusted year-over-year percentage (decrease) increase	-0.9%		5.8%
Operating Income:

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Operating income	$1,975,868	$1,872,211	$584,086	$540,272
Less 1 week fourth quarter operating income	41,720	—	41,720	—

Comparable operating income using a 52/13-week basis	$1,934,148	$1,872,211	$542,366	$540,272

Actual year-over-year percentage increase	5.5%		8.1%
Adjusted year-over-year percentage increase	3.3%		0.4%
Operating Expenses:

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Operating expenses	$5,131,618	$5,164,120	$1,397,782	$1,222,314
Less 1 week fourth quarter operating expenses	99,842	—	99,842	—

Comparable operating expenses using a 52/13-week basis	$5,031,776	$5,164,120	$1,297,940	$1,222,314

Actual year-over-year percentage (decrease) increase	-0.6%		14.4%
Actual year-over-year percentage (decrease) increase	-2.6%		6.2%
Net Earnings:

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009

Net earnings	$1,179,983	$1,055,948	$337,781	$315,314
Less 1 week fourth quarter net earnings	24,127	—	24,127	—

Comparable net earnings using a 52/13-week basis	$1,155,856	$1,055,948	$313,654	$315,314

Actual year-over-year percentage increase	11.7%		7.1%
Adjusted year-over-year percentage increase (decrease)	9.5%		-0.5%
Diluted Earnings Per Share:

	Year Ended	Quarter Ended
	July 3, 2010	July 3, 2010
Calculation of diluted earnings per share
Estimated 1 week fourth quarter net earnings	$24,127	$24,127
Diluted shares outstanding	593,590,042	594,238,229

Estimated 1 week fourth quarter net earnings per share	$0.04	$0.04

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
Diluted earnings per share	$1.99	$1.77	$0.57	$0.53
Estimated 1 week fourth quarter net earnings per share	0.04	—	0.04	—

Comparable diluted earnings per share using a 52/13-week basis	$1.95	$1.77	$0.53	$0.53

Actual year-over-year percentage increase	12.4%		7.5%
Adjusted year-over-year percentage increase	10.2%		0.0%
-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands, Except for Share and Per Share Data)

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
	(53 Weeks)	(52 Weeks)	(14 Weeks)	(13 Weeks)

Sales	$37,243,495	$36,853,330	$10,348,477	$9,086,748
Cost of sales	30,136,009	29,816,999	8,366,609	7,324,162

Gross margin	7,107,486	7,036,331	1,981,868	1,762,586
Operating expenses	5,131,618	5,164,120	1,397,782	1,222,314

Operating income	1,975,868	1,872,211	584,086	540,272
Interest expense	125,477	116,322	32,501	33,279
Other expense (income), net	802	(14,945)	2,924	(3,395)

Earnings before income taxes	1,849,589	1,770,834	548,661	510,388
Income taxes	669,606	714,886	210,880	195,074

Net earnings	$1,179,983	$1,055,948	$337,781	$315,314

Net earnings:
Basic earnings per share	$1.99	$1.77	$0.57	$0.53
Diluted earnings per share	1.99	1.77	0.57	0.53

Average shares outstanding	592,157,221	595,127,577	591,346,927	590,550,464
Diluted shares outstanding	593,590,042	596,069,204	594,238,229	591,045,208

Dividends declared per common share	$0.99	$0.94	$0.25	$0.24
-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except for Share Data)

	July 3, 2010	June 27, 2009

ASSETS
Current assets
Cash and cash equivalents	$585,443	$1,018,651
Short-term investments	23,511	—
Accounts and notes receivable, less allowances of $36,573 and $36,078	2,617,352	2,468,511
Inventories	1,771,539	1,650,666
Prepaid expenses and other current assets	70,992	64,418
Prepaid income taxes	7,421	—

Total current assets	5,076,258	5,202,246
Plant and equipment at cost, less depreciation	3,203,823	2,979,200
Other assets
Goodwill	1,549,815	1,510,795
Intangibles, less amortization	106,398	121,089
Restricted cash	124,488	93,858
Prepaid pension cost	—	26,746
Other assets	252,919	214,252

Total other assets	2,033,620	1,966,740

Total assets	$10,313,701	$10,148,186

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,953,092	$1,788,454
Accrued expenses	870,114	797,756
Accrued income taxes	—	323,983
Deferred taxes	178,022	162,365
Current maturities of long-term debt	7,970	9,163

Total current liabilities	3,009,198	3,081,721
Other liabilities
Long-term debt	2,472,662	2,467,486
Deferred taxes	271,512	526,377
Other long-term liabilities	732,803	622,900

Total other liabilities	3,476,977	3,616,763
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175
Paid-in capital	816,833	760,352
Retained earnings	7,134,139	6,539,890
Accumulated other comprehensive loss	(480,251)	(277,986)
Treasury stock at cost, 176,768,795 and 175,148,403 shares	(4,408,370)	(4,337,729)

Total shareholders’ equity	3,827,526	3,449,702

Total liabilities and shareholders’ equity	$10,313,701	$10,148,186

-more-

Sysco Corporation and its Consolidated Subsidiaries
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	Year Ended
	July 3, 2010	June 27, 2009
	(53 Weeks)	(52 Weeks)
Cash flows from operating activities:
Net earnings	$1,179,983	$1,055,948
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	66,358	56,030
Depreciation and amortization	389,976	382,339
Deferred taxes	(121,865)	(294,162)
Provision for losses on receivables	34,931	74,638
Other non-cash items	2,550	(3,586)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) decrease in receivables	(166,426)	188,748
(Increase) decrease in inventories	(106,172)	177,590
(Increase) in prepaid expenses and other current assets	(6,271)	(678)
Increase (decrease) in accounts payable	154,811	(198,284)
Increase (decrease) in accrued expenses	58,002	(120,314)
(Decrease) increase in accrued income taxes	(296,475)	325,482
(Increase) in other assets	(31,514)	(15,701)
(Decrease) in other long-term liabilities and prepaid pension cost, net	(271,692)	(48,380)
Excess tax benefits from share-based compensation arrangements	(768)	(2,921)

Net cash provided by operating activities	885,428	1,576,749

Cash flows from investing activities:
Additions to plant and equipment	(594,604)	(464,561)
Proceeds from sales of plant and equipment	21,710	25,244
Acquisition of businesses, net of cash acquired	(29,293)	(218,075)
Purchases of short-term investments	(85,071)	—
Maturities of short-term investments	61,568	—
(Increase) in restricted cash	(30,630)	(1,271)

Net cash used for investing activities	(656,320)	(658,663)

Cash flows from financing activities:
Other debt borrowings	7,091	506,611
Other debt repayments	(10,695)	(10,173)
Debt issuance costs	(7)	(3,693)
Common stock reissued from treasury for share-based compensation awards	94,750	111,780
Treasury stock purchases	(179,174)	(438,843)
Dividends paid	(579,763)	(548,246)
Excess tax benefits from share-based compensation arrangements	768	2,921

Net cash used for financing activities	(667,030)	(379,643)

Effect of exchange rates on cash	4,714	334

Net (decrease) increase in cash and cash equivalents	(433,208)	538,777
Cash and cash equivalents at beginning of period	1,018,651	479,874

Cash and cash equivalents at end of period	$585,443	$1,018,651

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$127,411	$108,608
Income taxes	1,141,963	735,772
-more-

Sysco Corporation and its Consolidated Subsidiaries
COMPARATIVE SEGMENT DATA (Unaudited)
(In Thousands)

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
	(53 Weeks)	(52 Weeks)	(14 Weeks)	(13 Weeks)
Sales:
Broadline	$29,737,718	$29,234,199	$8,235,695	$7,258,134
SYGMA	4,891,279	4,839,036	1,385,569	1,183,991
Other	3,158,855	3,242,115	894,394	763,842
Intersegment	(544,357)	(462,020)	(167,181)	(119,219)

Total	$37,243,495	$36,853,330	$10,348,477	$9,086,748

Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	Year Ended		Quarter Ended
	July 3, 2010	June 27, 2009	July 3, 2010	June 27, 2009
	(53 Weeks)	(52 Weeks)	(14 Weeks)	(13 Weeks)
Sysco Brand Sales as a % of MA-Served Sales	46.11%	48.58%	45.21%	47.54%
Sysco Brand Sales as a % of Total Broadline Sales	37.26%	39.69%	36.74%	39.02%
MA-Served Sales as a % of Total Broadline Sales	45.84%	46.36%	46.62%	46.69%
Note: Statistical sales mix information represents data for U.S. and Canadian Broadline companies only.
###